eAutoclaims, Inc. Appoints
                Chief Operating Officer/Executive Vice President


OLDSMAR, Fla., November 16, 2005--eAutoclaims, Inc. (OTC Bulletin Board: EACC -
News), a leading provider of managed collision repair services and insurance claims processing technology applications, announced today that Reed Mattingly has been named Chief Operating Officer (COO)/Executive Vice President of eAutoclaims. Mr. Mattingly will lead and provide strategic direction for eAutoclaims operational growth.


Mr. Mattingly was most recently the Company's Executive Vice President of Sales and Marketing. As the Company's Executive Vice President of
Sales he was responsible for negotiating many of the Company's largest customer contracts and plays a significant roll in the current relationships EACC has with ADP. With the recent growth in the number of new large clients, the new position was created to enable the Company's President/CEO, Eric Seidel, to invest additional time to strategically positioning the Company consistent with the organizations short & long-term goals. Mr. Mattingly's new position provides him the authority to make all day-to-day operational decisions in order to streamline the process.


Eric Seidel, President and CEO of eAutoclaims, commented, "We are very pleased to advance Mr. Mattingly his new role as COO of the Company. Reed has been a key component in the current success eAuto is experiencing, while his prior experience and reputation in the industry coupled with the more recent sales & marketing experience within our organization makes him uniquely qualified to move our operational plan forward."


Mr. Mattingly has been a member of eAutoclaims since February of 1998, and with the predecessor company, Premier Express Claims for two years. He served in multiple capacities within the Company including Vice President of Operations, Senior Vice President, and other Executive rolls. Prior to eAutoclaims, he was Vice President of Operations and equity partner with Premier Express Claims, President and CEO of Aero Logistics, Director of Operations for Premier Glass Services and Regional Sales Representative for a national automotive industry supplier. Reed attended Western Carolina University and Graduated from The University of South Carolina with a Bachelor of Science in business administration with an emphasis on Personnel and Industrial Relations.


About eAutoclaims
eAutoclaims (OTC BB:EACC) is a business services company that provides the insurance industry with claims management services through both ASP and integrated outsourcing solutions. The Company's clients are insurance companies, fleet management companies and insurance services companies. eAutoclaims' solutions streamline the claims handling process, decreasing the overall time and cost required to process a collision claim and reducing average paid losses for its clients. The Company handles repair estimates, repair audits, and claims systems administration services for automobile claims that are processed and tracked via the eAutoclaims web-based platform and network of service providers.


This announcement contains "forward-looking statements." Words such as anticipate, believe, estimate, satisfies, expect and other similar expressions as they relate to the Company and its management are intended to identify such forward-looking statements. Although the Company and its management believe that the statements contained in this announcement are reasonable, it can give no assurances that such statements will prove correct. Factors that could affect the occurrence of events or results discussed herein are included with those mentioned in the Company's filings with the Securities and Exchange Commission.


Contacts:
Company
For More Information:
Jeff Dickson, Chairman
813-749-1020, Ext. - 2022
investor-relations@eautoclaims.com
Or
Investors
Alliance Advisors, LLC
Alan Sheinwald, 914-244-0062
asheinwald@allianceadvisors.net